UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 27, 2009

ABLEAUCTIONS.COM, INC.
(Exact name of Registrant as specified in charter)

Florida	000-28179	59-3404233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Suite 200 - 1963 Lougheed Highway
Coquitlam, British Columbia Canada
(Address of principal executive offices)

Registrant’s telephone number, including area code:  604-521-3369

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 3.02                Unregistered Sales of Equity Securities.

On October 6, 2008, in conjunction with the execution of a Development Agreement among Ableauctions.com, Inc., Abdul Ladha, who is our chief executive officer, chief financial officer and a director, Overture Development Corporation, Surrey Central City Holdings Ltd. and Bullion Reef Holdings Ltd., we issued a convertible promissory note (the “Note”) for the purchase of one-half of the issued capital stock of Surrey Central City Holdings Ltd., a corporation wholly-owned by Bullion Reef Holdings Ltd.  The sole shareholder of Bullion Reef Holdings Ltd. is the Ladha Family Trust (the “Trust”).  Although Mr. Ladha is not a beneficiary of the Trust, his family members are beneficiaries.  Information relating to this transaction can be found in the Current Reports on Form 8-K that were filed on October 9, 2008, October 23, 2008, November 3, 2008 and January 15, 2009 and in the definitive proxy statement we filed on November 21, 2008, all of which are incorporated by reference into this report.  The Development Agreement and the Note permitted Bullion Reef Holdings Ltd. to convert up to $1 million in principal amount and all of the interest accrued thereon into shares of our common stock at the price of $0.432 per share.

On April 30, 2009 Bullion Reef Holdings Ltd. assigned the Note, one-half to Mr. Ladha and one-half to his spouse, Hanifa Ladha.  On July 27, 2009 Mr. and Mrs. Ladha each converted his or her interest in the Note into 1,204,021 shares of our common stock, which represented a conversion by each of them of $500,000 in principal amount and $20,136.99 in accrued interest.

Mr. Ladha now owns directly a total of 2,526,889 shares of our common stock, or approximately 31.1%, of our common stock, while Mrs. Ladha is the beneficial owner of approximately 17.9% of our common stock.  She owns directly 1,204,021 shares of our common stock and is the beneficial owner of the 250,573 shares of our common stock held by the Ladha (1999) Family Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABLEAUCTIONS.COM, INC.

Date: July 29, 2009	By:	/s/ Abdul Ladha
Abdul Ladha
Chief Executive Officer